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CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 5 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 22, 1997, relating to the financial statements and financial highlights appearing in the March 31, 1997 Annual Report to Shareholders of Sefton Funds Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Other Information" and "Financial Statements" in the Statement of Additional Information.

/S/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
950 Seventeenth Street, Suite 2500
Denver, Colorado
November 14, 1997